Supplement dated July 18, 2007 to

Prospectus Supplement dated June 29, 2007 (to Prospectus dated June 11, 2007)

$2,007,048,000 (Approximate)
Mortgage Pass-Through Certificates

Deutsche Alt-A Securities Mortgage Loan Trust, Series 2007-1
Issuing Entity

DB Structured Products, Inc.
Sponsor

ACE Securities Corp.
Depositor

Wells Fargo Bank, N.A.
Securities Administrator and Master Servicer

The prospectus supplement dated June 29, 2007 to the prospectus dated June 11, 2007 with respect to the above-captioned series is hereby amended as follows:

1)

The date “July 2010” is hereby replaced with the date “June 2010”, in each of (i) the third paragraph of the front cover, (ii) footnote 9 to the table beginning on page S-7, (iii) the first paragraph of “Class II-A-1 Swap Agreement” under “Summary”, (iv) the first paragraph of “The Auction Swap Agreement” under “Summary”, (v) each of the first and second paragraphs under “Risk Factors-When your Class II-A-1 certificates are transferred on the auction distribution date, you may not receive par for those certificates if the money available under the auction and the auction swap agreement is insufficient”, and (vi) the first paragraph under “Description of the Certificates-Mandatory Auction of the Class II-A-1 Certificates”.

2)

The date “August 2047” is hereby replaced with the date “June 2010”, in each of (i) the third paragraph of “Description of the Certificates-The Class II-A-1 Swap Agreement and the Class II-A-1 Swap Account” and (ii) the sixth paragraph of “Description of the Certificates-The Class II-A-1 Swap Agreement and the Class II-A-1 Swap Account”.

3)

The rate set forth for each of the Class I-A-5 and Class II-A-5 Components in the table that begins on page S-7 of the prospectus supplement under the heading “Pass-Through Rate” shall be deleted in its entirety and replaced with “One-Month LIBOR plus 0.310%(4)”

4)

The phrase “Net WAC Pass-Through Rate” is hereby replaced with the phrase “Swap Net WAC Pass-Through Rate”, in each of (i) clause (a) of the third paragraph of “Class I-A-3C Swap Agreement” under “Summary”, (ii) clause (a) of the third paragraph of “Class I-A-4A Swap Agreement” under “Summary”, (iii) clause (a) of the third paragraph of “Class II-A-1 Swap Agreement” under “Summary”, (iv) clause (a) of the definition of “Securities Administrator Class I-A-3C Swap Payment” under “Description of the Certificates-The Class I-A-3C Swap Agreement and the Class I-A-3C Swap Account”, (v) clause (a) of the definition of “Securities Administrator Class I-A-4A Swap Payment” under “Description of the Certificates-The Class I-A-4A Swap Agreement and the Class I-A-4A Swap Account” and (vi) clause (a) of the definition of “Securities Administrator Class II-A-1 Swap Payment” under “Description of the Certificates-The Class II-A-1 Swap Agreement and the Class II-A-1 Swap Account”.

5)

Clause (a) of the third paragraph of “Class I-A-3B Swap Agreement” under “Summary” is deleted in its entirety and replaced with the following:

(a)

a per annum rate (referred to in this prospectus supplement as the “Class I-A-3B swap fee rate”) equal to the lesser of (1) the sum of (A) one-month LIBOR plus 0.14% for any distribution date on or prior to the first possible optional termination date or one-month LIBOR plus 0.28% for any distribution date after the first possible optional termination date and (B) a per annum rate equal to 0.07% for any distribution date on or prior to the first possible optional termination date or 0.14% per annum for any distribution date after the first possible optional termination date; and (2) the related Swap Net WAC Pass-Through Rate (as defined herein) for the Class I-A-3B Certificates for the related accrual period,

______________________________

Deutsche Bank Securities

Underwriter

6)

Clause (a) of the seventh paragraph of “Class I-A-3B Swap Agreement” under “Summary” is deleted in its entirety and replaced with the following:

(a)

one-month LIBOR plus 0.14% for any distribution date on or prior to the first possible optional termination date, or one-month LIBOR plus 0.28% for any distribution date after the first possible optional termination date,

7)

Item number 7 under the seventh paragraph of “Description of the Mortgage Pool- Conveyance of Subsequent Mortgage Loans and the Pre-Funding Account and Capitalized Interest Account” is hereby modified by deleting the amount $4,000,000,000 and replacing it with $4,000,000.

8)

Clause (ii) of the definition of “Net WAC Pass-Through Rate” under “Glossary of Definitions Relating to the Priority of Distributions” is deleted in its entirety and replaced with the following:

(ii)

With respect to the Class I-A-3B Certificates, a per annum rate equal to the excess, if any, of (I) the Net WAC Pass-Through Rate for the Class I-A-1, Class I-A-2, Class I-A-3A and Class I-A-4AB Certificates and Class I-A-5 Component for that Distribution Date, over (II) a per annum rate (subject to adjustment based on the actual number of days elapsed in the related Interest Accrual Period) equal to the product of (i) 12 and (ii) a fraction, expressed as a percentage, (A) the numerator of which is any Net Class I-A-3B Swap Payment and Swap Termination Payment payable to the Class I-A-3B Swap Provider for such Distribution Date (which was not caused by a Swap Provider Trigger Event, as defined in the Class I-A-3B Swap Agreement) and (B) the denominator of which is the Certificate Principal Balance of the Class I-A-3B Certificates immediately prior to that Distribution Date;

9)

Clause (iii) of the definition of “Net WAC Pass-Through Rate” under “Glossary of Definitions Relating to the Priority of Distributions” is deleted in its entirety and replaced with the following:

(iii)

With respect to the Class I-A-3C Certificates, a per annum rate equal to the excess, if any, of (I) the Net WAC Pass-Through Rate for the Class I-A-1, Class I-A-2, Class I-A-3A and Class I-A-4AB Certificates and Class I-A-5 Component for that Distribution Date, over (II) a per annum rate (subject to adjustment based on the actual number of days elapsed in the related Interest Accrual Period) equal to the product of (i) 12 and (ii) a fraction, expressed as a percentage, (A) the numerator of which is any Net Class I-A-3C Swap Payment and Swap Termination Payment payable to the Class I-A-3C Swap Provider for such Distribution Date (which was not caused by a Swap Provider Trigger Event, as defined in the Class I-A-3C Swap Agreement) and (B) the denominator of which is the Certificate Principal Balance of the Class I-A-3C Certificates immediately prior to that Distribution Date;

10)

Clause (iv) of the definition of “Net WAC Pass-Through Rate” under “Glossary of Definitions Relating to the Priority of Distributions” is deleted in its entirety and replaced with the following:

(iv)

With respect to the Class I-A-4A Certificates, a per annum rate equal to the excess, if any, of (I) the Net WAC Pass-Through Rate for the Class I-A-1, Class I-A-2, Class I-A-3A and Class I-A-4AB Certificates and Class I-A-5 Component for that Distribution Date, over (II) a per annum rate (subject to adjustment based on the actual number of days elapsed in the related Interest Accrual Period) equal to the product of (i) 12 and (ii) a fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) any Net Class I-A-4A Swap Payment and Swap Termination Payment payable to the Class I-A-4A Swap Provider for such Distribution Date (which was not caused by a Swap Provider Trigger Event, as defined in the Class I-A-4A Swap Agreement) and (2) any premium payable to the Class I-A-4A Certificate Insurer with respect to such Distribution Date and (B) the denominator of which is the Certificate Principal Balance of the Class I-A-4A Certificates immediately prior to that Distribution Date;

11)

Clause (v) of the definition of “Net WAC Pass-Through Rate” under “Glossary of Definitions Relating to the Priority of Distributions” is deleted in its entirety and replaced with the following:

(v)

With respect to the Class II-A-1 Certificates, a per annum rate equal to the excess, if any, of (I) the Net WAC Pass-Through Rate for the Class II-A-5 Component for that Distribution Date, over (II) a per annum rate (subject to adjustment based on the actual number of days elapsed in the related Interest Accrual Period) equal to the product of (i) 12 and (ii) a fraction, expressed as a percentage, (A) the numerator of which is any Net Class II-A-1 Swap Payment and Swap Termination Payment payable to the Class II-A-1 Swap Provider for such Distribution Date (which was not caused by a Swap Provider Trigger Event, as defined in the Class II-A-1 Swap Agreement) and (B) the denominator of which is the Certificate Principal Balance of the Class II-A-1 Certificates immediately prior to that Distribution Date;

12)

The following definition is added to the Prospectus Supplement under “Glossary of Definitions Relating to the Priority of Distributions”:

“Swap Net WAC Pass-Through Rate” With respect to any Distribution Date, the Swap Net WAC Pass-Through Rate for the Class I-A-3B, Class I-A-3C, Class I-A-4A and Class II-A-1 Certificates, will be as follows:

(i)

With respect to the Class I-A-3B and Class I-A-3C Certificates, a per annum rate equal to the Net WAC Pass-Through Rate for the Class I-A-1, Class I-A-2, Class I-A-3A and Class I-A-4AB Certificates and Class I-A-5 Component for that Distribution Date;

(ii)

With respect to the Class I-A-4A Certificates, a per annum rate equal to the excess, if any, of (I) the Net WAC Pass-Through Rate for the Class I-A-1, Class I-A-2, Class I-A-3A and Class I-A-4AB Certificates and Class I-A-5 Component for that Distribution Date, over (II) a per annum rate (subject to adjustment based on the actual number of days elapsed in the related Interest Accrual Period) equal to the product of (i) 12 and (ii) a fraction, expressed as a percentage, (A) the numerator of which is any premium payable to the Class I-A-4A Certificate Insurer with respect to such Distribution Date and (B) the denominator of which is the Certificate Principal Balance of the Class I-A-4A Certificates immediately prior to that Distribution Date; and

(iii)

With respect to the Class II-A-1 Certificates, a per annum rate equal to the Net WAC Pass-Through Rate for the Class II-A-5 Component for that Distribution Date.

13)

Clause (a) of the definition of “Securities Administrator Class I-A-3B Swap Payment” under “Description of the Certificates-The Class I-A-3B Swap Agreement and the Class I-A-3B Swap Account” is deleted in its entirety and replaced with the following:

(a)

a per annum rate  equal to the lesser of (1) the sum of (A) One-Month LIBOR plus 0.14%, for any Distribution Date on or prior to the first possible Optional Termination Date, or One-Month LIBOR plus 0.28% for any Distribution Date after the first possible Optional Termination Date and (B) a per annum rate equal to 0.07% for any Distribution Date on or prior to the first possible Optional Termination Date, or 0.14% for any Distribution Date after the first possible Optional Termination Date; and (2) the related Swap Net WAC Pass-Through Rate for the Class I-A-3B Certificates for the related Interest Accrual Period,

14)

Clause (a) of the definition of “Class I-A-3B Swap Provider Payment” under “Description of the Certificates-The Class I-A-3B Swap Agreement and the Class I-A-3B Swap Account” is deleted in its entirety and replaced with the following:

(a)

One-Month LIBOR plus 0.14% for any Distribution Date on or prior to the first possible Optional Termination Date, or One-Month LIBOR plus 0.28% for any Distribution Date after the first possible Optional Termination Date,